UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2017

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-1073143
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11825 Major Street, Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

(310) 915-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 11, 2017, eWellness Healthcare Corporation (the “Registrant”) executed an 8% Fixed Convertible Promissory Note payable to an institutional investor (the “Investor”) in the principal amount of $308,000 (the “Note”). The Note, which is due on November 6, 2018 (the “Maturity Date”), was funded by the Investor in the sum of $280,000 and $28,000 was retained by the Investor through an original issue discount or “OID” for due diligence and legal expense related to this transaction. The Note is convertible into shares of the Registrant’s common stock, par value $0.001 (the “Shares”), at a conversion price of $0.20 per Share.

Item 8.01 Other Events

On April 11, 2017, the Registrant filed a registration statement on Form S-1 (the “Registration Statement”) to provide for the resale of up to 9,519,229 Shares issuable to the Investor, as a selling stockholder, pursuant to a “put right” under an investment agreement dated February 10, 2017, that permits the Registrant to “put” up to five million dollars ($5,000,000) in Shares to the Investor over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.” Reference is made to the Registrant’s Form 8-K filed with the SEC on February 22, 2017.

In the Registrant’s Definitive Information Statement filed with the SEC on March 1, 2017, we disclosed that our Board of Directors based upon the Joint Written Consent of our Majority Consenting Stockholders had authorized a reverse split of our outstanding shares of common stock on a ratio not to exceed one for twenty (1:20) within 180 days from March 1, 2017. In response to inquiries from a number of our stockholders, our Management and Board of Directors want our stockholders and the public markets to understand that we will continue to evaluate when and if to implement any reverse split as well as any ratio thereof. Our evaluation process will take into consideration the potential impact any reverse will have on our future plans which may include application for acceptance to a national exchange, such as NASDAQ Capital Market, and will be timed to coincide with any listing application.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2017

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer

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